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                              RESCISSION AGREEMENT

         THIS  RESCISSION  AGREEMENT  (the  "Rescission  Agreement") is made and entered into this ______ day of April 2004, by and between Cementitious Materials, Inc., formerly known as American Thorium, Inc., a Nevada corporation (hereinafter "ATI"); Cementitious Material Technologies, Inc., a Nevada corporation (hereinafter "CMTI"); and the former shareholders of CMTI (hereinafter "Shareholders") as described in Schedule "A" attached hereto and, by this reference, made a part hereof.

         WHEREAS, the parties hereto previously entered into and executed that certain Share Exchange Agreement dated the 5th day of November 2003 (the "Exchange Agreement"), a copy of which is attached hereto as Exhibit "1" and, by this reference, made a part hereof; and

         WHEREAS, the parties hereto now desire to rescind the Exchange Agreement and revoke the terms and conditions set forth therein and transfer and return to their prior beneficial owners all assets and property that may have been transferred pursuant to the terms of the Exchange Agreement.

         NOW, THEREFORE, in consideration of the mutual representations and covenants herein contained, the parties hereby agree as follows:

         1. The parties to this Rescission Agreement hereby individually and jointly agree that the Exchange Agreement will be rescinded and deemed null and void, effective immediately, and that all terms, conditions, covenants, representations and warranties contained in said Exchange Agreement will terminate immediately and will be deemed null and void and of no further effect whatsoever.

         2. CMTI, as the wholly owned subsidiary of ATI, and Shareholders, by affixing their signatures to Schedule "A," agree that as consideration for the execution of this Rescission Agreement, Shareholders will relinquish and forever waive any ownership claim or right to the 4,947,000 shares of ATI common stock that were issued to the Shareholders or their designees pursuant to the terms of the Exchange Agreement, and CMTI and Shareholders further agree to return to ATI all certificates representing the 4,947,000 shares of ATI common stock to be cancelled on the stock transfer records of ATI. ATI also agrees that as consideration for the execution of this Rescission Agreement, it will relinquish and forever waive any ownership claim or right to the CMTI capital stock that was delivered to ATI as consideration for the issuance of ATI common stock pursuant to the terms of the Exchange Agreement, and will return to CMTI and Shareholders all certificates representing such shares.

         3. It is further agreed by the parties hereto that the aggregate of 4,491,000 shares of ATI common stock issued pursuant to the Exchange Agreement to H. Deworth Williams, Edward F. Cowle and Geoff Williams for certain services related to the negotiation and execution of the Exchange Agreement and the transactions contemplated thereby, will not be returned to ATI and will be retained by Messrs. Williams, Cowle and Williams as consideration for their services rendered.

         4. All parties to this Rescission Agreement hereby agree that any and all assets, tangible and intangible property, securities or items of value that may have been assigned or transferred pursuant to the terms of the Exchange Agreement are to be, immediately upon the execution of this Rescission Agreement, transferred and reconveyed to the respective parties that assigned and/or transferred such items under the terms of the Exchange Agreement.

         5. CMTI represents and warrants that there have been no debts or liabilities incurred by it in the name of or which encumbered the ATI corporate entity between the date of the Exchange Agreement and the date hereof and, in the event any such debt and/or liability has been incurred during such time period, CMTI agrees to assume and become obligated in full for any such debt and/or liability. CMTI also represents and warrants that it has not sold and/or issued any shares of ATI capital stock, for valid consideration or otherwise, between the date of the Exchange Agreement and the date hereof. CMTI further agrees to indemnify and hold harmless ATI against any debt, liability or other obligation that may have been incurred by CMTI between the date of the Exchange Agreement and the date hereof.

         6. ATI represents and warrants that there have been no debts or liabilities incurred by it in the name of, or which encumbered the CMTI corporate entity between the date of the Exchange Agreement and the date hereof and, in the event any such debt and/or liability has been incurred during such time period, ATI agrees to assume and become obligated to any such debt and/or liability. ATI further agrees to indemnify and hold harmless CMTI against any debt, liability or other obligation that may have been incurred by ATI between the date of the Exchange Agreement and the date hereof.

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         7.  Immediately  prior to the execution of this  Rescission  Agreement,
Martin Howard and Brian Erickson will tender to the Board of Directors their written resignations as directors and/or executive officers of ATI and the remaining director, Edward F. Cowle, will at his discretion appoint new directors to the ATI Board of Directors. Such resignations will become effective as of the date hereof and will be annexed hereto as Exhibits and become part of this Rescission Agreement.

         8. As soon as practical after the execution of this Rescission Agreement, ATI will take the requisite corporate action to change its corporate name. ATI further agrees and hereby grants to CMTI the unencumbered right to all future uses of the name Cementitious Materials, Inc.

         9. All parties hereto shall bear their respective costs and expenses associated with the Exchange Agreement and this Rescission Agreement.

         10. All parties hereto agree to cooperate and use their best efforts in taking all necessary and requisite actions to execute and effectuate this Rescission Agreement and any other related documents in order to accomplish the transaction contemplated hereby.

         11. This Rescission Agreement shall be governed by the laws of the State of Nevada. Any action to enforce the provisions of this Agreement shall be brought within the State of Nevada and in no other place.

         12. This Rescission Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one document. The delivery by facsimile of an executed counterpart of this Rescission Agreement shall be deemed to be an original and shall have the full force and effect of an original executed copy.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Rescission Agreement in a manner legally binding upon them as of the date first written above.

           "ATI"
Cementitious Materials, Inc.



By: /s/ Edward F. Cowle
    ------------------------------------
Its:    Chairman

            "CMTI"
Cementitious Material Technologies, Inc.



By: /s/ Martin Howard
    ------------------------------------
Its:    President


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

                                  SCHEDULE "A"
"Shareholders" of Cementitious Material Technologies, Inc.                      No. of Shares
----------------------------------------------------------                      -------------



_____________________________________                                           1,387,573
The Piazza Family Trust, Matthew Piazza, Trustee



_____________________________________                                           1,387,573
Maiello Family Trust, Michael Maiello, Trustee



_____________________________________                                             482,634
Padre Cement LLC, Martin Howard, Mgr.



_____________________________________                                           1,085,927
DCKP LLC, by Douglas Cascella, Mgr.



_____________________________________                                              60,329
Karlik Family Partnership 3,
Patricia Karlik, General Partner



_____________________________________                                              60,329
Jim Phillips & Margitta Phillips



_____________________________________                                             120,659
Heidi Wymbs



_____________________________________                                             120,659
Barry Rehurek



_____________________________________                                             241,317
David M. Peluchette


                  TOTAL                                                         4,947,000